Exhibit 99.1

Summary Description of Senomyx, Inc. 2009 Executive Bonus Plan

As of February 5, 2009

Senomyx 2009 Executive Bonus Plan

The Senomyx 2009 Executive Bonus Plan has been designed to align plan participants with the company’s goals and business strategy.  This program is an important part of the company’s commitment to recognize employees who contribute significantly to successful company performance and attainment of important business results.  Specifically, the objectives of the plan are as follows:

•                  Provide competitive incentives to employees of the company who contribute significantly to company success

•                  Align plan participants with Senomyx’ business objectives and performance expectations

•                  Promote a pay for performance philosophy by providing competitive compensation opportunities and rewarding and retaining high performers

•                  Be simple to communicate and administer

Performance Period

The plan is effective January 1, 2009 through December 31, 2009.

Eligibility

All employees of the company with a title of Vice President or above are eligible for the plan.

Bonus Opportunity

The range of bonus opportunity as a percentage of 2009 base salary for each participant is as follows:

Title	Threshold	Target	Maximum
President and CEO	30%	60%	90%
Executive and Senior Vice Presidents	20%	40%	60%
Vice Presidents	15%	30%	45%

Corporate and Individual Performance

Our corporate goals for the year are established by our Board of Directors and are weighted based on importance between both financial- and research-based objectives.  Individual goals are focused on each participants’ respective area of responsibility and designed to support overall corporate goal achievement.  Our corporate goals are collectively designed to be stretch goals intended to be challenging but attainable.  100% goal achievement would represent a high level of success in each of our discovery and development programs coupled with achievement of each of our numerous financial goals.

The total bonus pool for the plan will be based on achievement of 2009 corporate and individual goals.  The relative weight between corporate and individual performance components for 2009 will be as follows:

Title	Corporate Goals	Individual Goals
President and CEO	100%	0%
Executive and Senior Vice Presidents	80%	20%
Vice Presidents	80%	20%

Award Determination

The bonus payment will be made in cash and will be based upon achievement of corporate and individual goals.  The payment will be calculated by using the weighted average of achieved for both corporate and individual achievement.  A minimum weighted average of greater than 50% is required prior to payout.  If the weighted average goal achievement is less than 50%, no payouts will be made.  Target bonuses are paid if a weighted average achievement of 75% is obtained.  Maximum bonuses are paid if a weighted average achievement of 100% is obtained.  The specific bonus payout is based on a linear continuum from threshold to maximum.  Mathematically, every 1% attainment above the threshold is worth 2% in incremental bonus opportunity as a percent of target.

Payout and Administration

Payments of actual cash bonuses will be made as soon as practical after the end of the plan year, but not later than March 15, 2010.  Participants must be actively employed at the time of payout to be eligible for bonus payment.  The Compensation Committee must approve all payments. The Compensation Committee can modify the plan at its discretion.